Exhibit 15.1

October 31, 2005

Charter Communications, Inc. and subsidiaries
12405 Powerscourt Drive
St. Louis, MO 63131

Re: Form 10-Q For The Quarterly Period Ended September 30, 2005

With respect to the Form 10-Q for the quarterly period ended September 30, 2005, we acknowledge our awareness of the use therein of our report dated October 31, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

St. Louis, Missouri